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                                 EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Mohawk Industries, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-87998) on Form S-8 for the Mohawk Carpet Corporation Retirement Savings Plan of Mohawk Industries, Inc. of our report dated March 28, 1997, relating to the statements of net assets available for plan benefits of the Mohawk Carpet Corporation Retirement Savings Plan as of December 31, 1996 and 1995, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1996 and related supplemental schedules, which report appears in the December 31, 1996 Annual Report on Form 10-K/A Amendment No. 1 of Mohawk Industries, Inc.



                                             KMPG PEAT MARWICK LLP

Atlanta, Georgia
June 16, 1997

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